Exhibit 99.1

Grom Social Enterprises, Inc. Closes $4.4 Million Private Placement

Boca Raton, FL / September 15, 2021 / Grom Social Enterprises, Inc. (NASDAQ:GROM) ("Grom" or the "Company"), the emerging social media and family entertainment company, today announced the closing of a $4.4 million private placement. The Investment is in the form of a 10% Original Issue Discount convertible note in the principal amount of $4,400,000 that has an 18-month maturity and a fixed conversion price of $4.20 per share of common stock, subject to adjustment, and warrants to purchase 813,278 shares of common stock with an exercise price of $4.20 per share, subject to adjustment. GROM is required to make monthly payments in either cash or shares, commencing 75 days after closing. GROM has agreed to file a registration statement registering for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrants on or before October 19, 2021. The warrants are not exercisable until the Company’s shareholders approve the issuance of the warrants and will be exercisable for five years after such approval. The Company intends to use the net proceeds from the private placement for working capital, joint ventures, possible acquisitions, partnerships, and general corporate purposes.

EF Hutton, division of Benchmark Investments, LLC, acted as exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. (NASDAQ: GROM) is a leading social media platform and original content provider of entertainment for children under 13 years of age, providing safe and secure digital environments for kids that can be monitored by their parents or guardians. The Company has four operating subsidiaries, including Grom Social, which delivers its content through mobile and desktop environments (web portal and apps) that entertain children, let them interact with friends, access relevant news, and play proprietary games, while teaching them the importance of being a good digital citizen. The Company recently acquired Curiosity Ink Media, a company dedicated to cultivating family-friendly entertainment and original intellectual property (IP) development through films, TV series, and consumer products. The Company owns and operates Top Draw Animation, Inc., a leading supplier of premium animation production services which produces award-winning animation for some of the largest international media companies in the world. Grom Social Enterprises also includes Grom Educational Services, which has provided web filtering solutions for K-12 schools, government, and private business. For more information, please visit gromsocial.com.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's private placement. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

TraDigital IR John McNamara

+1-917-658-2602

john@tradigitalir.com